Exhibit 23.1

I. Vellmer Inc.
Chartered Accountant*
721 – 602 W. Hastings Street
Vancouver, B.C., V6B 1P2

		Tel:	604-687-3773
		Fax:	604-687-3778
	E-mail:	vellmer@i-vellmer.ca
*denotes an incorporated professional

Cormac Mining Inc.
Suite 936 West 14th Avenue
Vancouver, B.C.
V5Z 1R4
Canada

I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of my Independent Registered Public Accounting Firm’s Report dated March 30, 2010, except with regards to Note 8 which is dated May 28, 2010, relating to the financial statements of Cormac Mining Inc. as at December 31, 2009 and 2008, which are contained in that Prospectus.  My report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

I further consent to the reference to myself under the caption “Experts”.

I VELLMER INC.
Vancouver, Canada	“I Vellmer Inc.”
May 28, 2010	Chartered Accountants